EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 under the Securities Act of 1933 of Boulder Acquisitions, Inc., covering the Employee Compensation Plan of Boulder Acquisitions, Inc., of our independent auditor's report dated January 12, 2004 on the balance sheets of Boulder Acquisitions, Inc. (SEC File No. 0-12536) as of December 31, 2003 and 2002 and the related statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the years ended December 31, 2003 and 2002, respectively, which report appears in the 2003 Annual Report on Form 10-KSB of Boulder Acquisitions, Inc.


                                                      /s/ S. W. Hatfield, CPA
                                                     -------------------------
                                                     S. W. HATFIELD, CPA
Dallas, Texas
April 29, 2004